EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT

THIS EXCLUSIVE LICENSE AND DISTRIBUTION AGREEMENT (this “Agreement”), effective as of February ___, 2018, (the “Effective Date”), by and between Mitu Resources Inc., a corporation organized and existing under the laws of the State of Nevada (“Licensee”), and the HeadWind Technologies Ltd., a company formed under the laws of Canada (“Supplier”) (each of Licensee and Supplier, are hereinafter referred to as a “Party” or collectively the “Parties”).

WITNESSETH :

WHEREAS, Supplier is the owner, inventor, and creator of the “Wind Shark” a new type of self-starting, vertical axis wind turbine created to change the way low wind turbines are defined (the “Product”).

WHEREAS, Licensee is currently in the mining business, however Licensee has been seeking acquisitions partners to change the general direction of the corporations ongoing operations. Accordingly, Licensee and Supplier desire that Licensee become the exclusive world-wide (excluding Canada) distributor of the Product (hereinafter the “Territory” shall refer to the World, excluding the nation of Canada). The Parties agree that there maybe be carve outs of Suppliers’s existing relationships delineated in the definitive agreement.

WHEREAS, this Agreement sets forth the business relationship between the Parties that provides for Licensee to serve as the Exclusive Licensee and Distributor, throughout the Territory, for the Product (the “Business Relationship”), the terms and conditions of the Business Relationship are set forth herein; and,

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises and covenants of the Parties contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, do hereby agree as follows:

ARTICLE I

Definitions

Unless specifically set forth to the contrary herein, the following terms shall have the respective meanings set forth below:

1.1 “AAA Rules” shall have the meaning set forth in Section 9.6.2.

1.2 “Affiliate” shall mean, with respect to Licensee, any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with Licensee. For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with,” shall mean (a) the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, by application of applicable law, or otherwise, or (b) the ownership, directly or indirectly, of at least fifty percent (50%) of the voting securities or other ownership interest of a Person (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity); provided that, if local law restricts foreign ownership, control will be established by direct or indirect ownership of the maximum ownership percentage that may, under such local law, be owned by foreign interests.

1.3 “Agreement” shall have the meaning set forth in the preamble hereto.

1.4 “Applicable Law” shall mean all laws, rules, and regulations applicable to the Exploitation of the Products, including any such rules, regulations, guidelines, guidance, or other requirements of the Regulatory Authorities, that may be in effect from time to time in the Territory.

1.5 “Business Day” shall mean any day other than a Saturday, Sunday, any public holiday and any bank holiday in the United States.

1.6 “Confidential Information” shall have the meaning set forth in Section 4.3.1.

1.7 “Cure Period” shall have the meaning set forth in Section 8.3.

1.8“Customer Orders” shall have the meaning set forth in Section 2.4.1.

1.9 “Dispute” shall have the meaning set forth in Section 9.6.1.

1.10 “Effective Date” shall mean the date of this Agreement as set forth in the preamble hereto.

1.11“Licensee” shall have the meaning set forth in the preamble hereto.

1.12“Expert” shall have the meaning set forth in Section 3.6.1.

1.13“Exploitation” shall mean the making, having made, importation, use, sale, offering for sale or disposition of a product or process, including the research, development, registration, modification, enhancement, improvement, Manufacture, storage, formulation, optimization, import, export, transport, distribution, promotion or marketing of a product or process.

1.14“Indemnification Claim Notice” shall have the meaning set forth in Section 6.3.1.

1.15 “Indemnified Party” shall have the meaning set forth in Section 6.3.1.

1.16“Inquiries” shall have the meaning set forth in Section 3.1.1.

1.17 “Losses” shall have the meaning set forth in Section 6.1.

1.18“Person” shall mean an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government (whether or not having a separate legal personality).

1.19 “Product” shall mean the “Wind Shark” self-starting vertical axis wind turbine.

1.20“Purchase Orders” shall have the meaning set forth in Section 3.1.3.

1.21“Regulatory Approval” shall mean any and all approvals (including pricing and reimbursement approvals), governmental licenses, registrations or authorizations of any Regulatory Authority, necessary for the Exploitation of the Products, as the case may be, in a country in the Territory, including any (a) approval of any Product (including any marketing authorizations and supplements and amendments thereto); (b) pre- and post-approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto); (c) labeling approval; and (d) technical, medical and scientific licenses.

1.22“Regulatory Authority” shall mean any applicable supra-national, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entities regulating or otherwise exercising authority with respect to the Exploitation of the Products in the Territory.

1.23 “Reply” shall have the meaning set forth in Section 3.1.2.

1.24“Supplier” shall have the meaning set forth in the preamble hereto.

1.25“Term” shall have the meaning set forth in Section 8.1.

1.26“Territory” shall mean the entire world, excluding the Country of Canada.

1.27“Third Party” shall mean any Person other than Licensee, Supplier and their respective Affiliates.

1.28“Third Party Claim” shall have the meaning set forth in Section 6.3.2.

1.29“Unit” shall mean a package containing the Product.

ARTICLE II

Appointment and Grant

2.1 Exclusive Distributor. Supplier hereby appoints Licensee, for the duration of the Term, to distribute, offer for sale and sell the Products in the Territory on an exclusive basis (even with regard to Supplier and its Affiliates), and Licensee hereby accepts such appointment. Supplier acknowledges and agrees that during the Term it shall not, and it shall cause its Affiliates not to, market, promote, distribute, offer for sale or sell any Product in the Territory or to any Person (other than Licensee or its Affiliates) outside the Territory that is reasonably likely, directly or indirectly, to market, promote, distribute, offer for sale or sell any Product in the Territory or assist another Person to do so, or has directly or indirectly marketed, promoted, distributed, offered for sale or sold the Product in the Territory or assisted another Person to do so.

2.2 Sub-distributors. Supplier acknowledges and agrees that Licensee shall have the right to appoint sub-distributors (which may be Affiliates of Licensee), as determined from time to time in Licensee’s sole discretion, to distribute, offer for sale and sell the Products in the Territory.

2.3 Product Orders. Licensee promptly shall forward to Supplier all orders for the Products within the Territory, whether oral or written, that Licensee or its Affiliates receive from any customer (“Customer Orders”). Supplier shall use commercially reasonable efforts to satisfy all Customer Orders received from Licensee.

2.4 Terms of Sale. Supplier acknowledges and agrees that Licensee, in its sole discretion, shall determine the price and other terms and conditions of sale on which it shall distribute, offer for sale and sell the Products to Customers (including sales pursuant to Customer Orders). All sales of Products by Supplier shall be in its own name and for its own account.

2.5Compliance with Law. Licensee shall store and handle all Products sold to it by Supplier hereunder in accordance with the labeling therefor and in material compliance with all Applicable Law. Licensee shall sell and distribute the Products in material compliance with all Applicable Law. Licensee shall maintain complete and accurate records of its distribution and sale of the Products in accordance with Applicable Law to enable appropriate procedures to be implemented in the event that a recall or market withdrawal of any Product is required or appropriate.

ARTICLE III

Product Supply

3.1License Fee; Liquidated Damages.

3.1.1License Fee. Licensee shall pay a Supplier a license fee in the aggregate amount of four hundred thousand dollars ($400,000) USD (the “License Fee”), with such License Fee being paid as follows:

(i)within 14 days from the closing Licensee shall remit to Supplier the initial payment of the License Fee, in the amount of one hundred thousand dollars ($100,000), to be paid in good and lawful funds at the direction of Supplier; and,

(ii)within 30 days from the closing, Licensee shall remit to Supplier a further payment toward the License Fee, in the amount of two hundred thousand dollars ($200,000), to be paid in good and lawful funds at the direction of Supplier; and,

(iii)within 45 days from the closing Licensee shall remit to Supplier the balance of the License Fee, in the amount of one hundred thousand dollars ($100,000), to be paid in good and lawful funds at the direction of Supplier.

3.1.2 Should Licensee fail to make either payment in accordance with the above schedule, Supplier shall be entitled to terminate this Agreement within fourteen (14) business days of the date payment should have been received, thereafter any funds so remitted to Supplier shall be retained by Supplier as liquidated damages, and Licensee shall have no right to any refund of any kind.

3.2 Royalty Payment. As consideration for the grant of the License pursuant to Section 3.1, Licensee shall pay Licensor a royalty (the "Royalty") equal to three percent (3%) of the gross sales price for sales by Licensee of all Products. The Royalty shall be calculated on an accrual (rather than a cash) basis. The Royalty shall be payable quarterly on the 15th day of each of January, April, July and October (as to sales accrued during the preceding calendar quarter) during the Term.

3.3Licensing and Distributor Pricing Structure. Supplier will sell the Product to Licensee at a price, which shall be calculated by Supplier’s actual cost of production plus a twenty percent (20%) mark-up (the “Distributor Price”). The Distributor Price shall apply to any such product or products supplied to Licensee by Supplier. The Parties shall jointly discuss and approve the Distributor Price, which shall be modified only by the approval of both Parties.

3.4Purchase Orders.

3.4.1 During the Term, Licensee may submit to Supplier written inquiries (“Inquiries”) with respect to orders of Products, each of which shall specify (a) the quantity of each Product to be ordered by Licensee; (b) the required delivery date therefor; and, (c) the place of delivery.

3.4.2 Supplier shall, within five (5) days after Supplier receives each Inquiry submitted in accordance with Section 3.4.1, inform Licensee in writing (a) whether it is willing to supply such Products on such terms and conditions, and (b) if so, the purchase price payable by Licensee pursuant to Section 3.5 (a “Reply”).

3.4.3 Within thirty (30) days after receipt of a Reply from Supplier, Licensee may submit to Supplier a written purchase order (“Purchase Order”) for Products, which shall contain the items of information listed in Section 3.4.1. In the event that the Purchase Order is consistent with the applicable Inquiry and Reply, then Supplier shall accept such Purchase Order in writing within five (5) days after receipt thereof.

3.4.4 Licensee shall be obligated to purchase, and Supplier shall be obligated to sell and deliver by the delivery date set forth therein, such quantity of each Product as is set forth in each such Purchase Order. In the event that the terms of any Purchase Order are inconsistent with the terms of this Agreement, the terms of this Agreement shall control.

3.5 Delivery. Supplier shall deliver the quantities of Products set forth in each Purchase Order at the place specified in such Purchase Order, not later than the required delivery date specified therein. Title to and risk of loss of all Products shall pass to Licensee at the time of delivery. All Products shall be packed for shipping in accordance with Applicable Law and packing instructions provided by Licensee. All Product delivered hereunder shall be accompanied by a Certificate of Analysis.

3.6Invoicing. Supplier shall promptly invoice Licensee for all quantities of Products delivered in accordance herewith. Subject to Section 3.8, payment with respect to each shipment of Product delivered shall be fifty percent (50%) of the purchase price due upon acceptance by Supplier of the Purchase Order, and the final fifty percent (50%) due thirty (30) days thereafter providing receipt by Licensee of the related Certificate of Analysis. However, if Licensee notifies Supplier pursuant to Section 3.8 that such Product is not conforming, then payment shall be due within thirty (30) days after determination that such Product is conforming Product in accordance with Section 3.8 or the receipt by Licensee of replacement Product if so elected by Licensee, as the case may be. In the event of any inconsistency between an invoice and this Agreement, the terms of this Agreement shall control.

3.7Warranty. Supplier warrants to Licensee that, at the time of delivery pursuant to Section 3.5, all Products delivered hereunder following Regulatory Approval thereof (a) will have been Manufactured and released in accordance with the applicable Regulatory Approvals and Applicable Law, (b) will comply with any specifications therefor set forth in the applicable Regulatory Approvals, and (c) may legally be distributed or sold by Licensee under Applicable Law in the Territory.

3.8 Rejection of Product.

3.8.1 In the event that Licensee determines that any Product delivered by Supplier does not conform to the warranty set forth in Section 3.8, Licensee shall give Supplier written notice thereof and the reasons for such nonconformance (including a sample of such Product) within forty-five (45) days after delivery (or within ten (10) days after discovery of any nonconformity that could not reasonably have been detected by a customary visual inspection on delivery). Supplier shall undertake appropriate testing of such sample and shall notify Licensee whether it has confirmed such nonconformity within thirty (30) days after receipt of such notice from Licensee. If Supplier notifies Licensee that it has not confirmed such nonconformity, then the Parties shall mutually select an independent laboratory or other applicable expert (the “Expert”) to evaluate if the Products comply with the warranty set forth in Section 3.7 and each Party shall cooperate with the Expert’s reasonable requests for assistance in connection with its analysis hereunder. The findings of the Expert shall be binding on the Parties, absent manifest error. The expenses of the Expert shall be borne by Supplier if the Expert confirms the nonconformity and otherwise by Licensee. If the Expert or Supplier confirms that a batch of Product does not conform to the warranty set forth in Section 3.7, Supplier, at Licensee’s option, promptly shall (a) supply Licensee with a conforming quantity of Product at Supplier’s expense or (b) reimburse Licensee for any purchase price paid by Licensee with respect to such Product. In any event Supplier promptly shall reimburse Licensee for all costs incurred by Licensee with respect to such nonconforming Product, including costs of recall and destruction of such Product, which costs Licensee shall have the right to offset against any payments owed by Licensee to Supplier under this Agreement.

3.8.2 The rights and remedies provided in this Section 3.8 shall be cumulative and in addition to any other rights or remedies that may be available to Licensee.

3.9Currency. All amounts invoiced to Licensee hereunder shall be expressed and paid in United States Dollars.

3.10Preexisting Relationships. Should Supplier make any introduction to Licensee of any third-party that becomes beneficial to Licensee, through added distribution channels or otherwise, Licensee and Supplier shall, in good faith, negotiate a royalty to be paid to Supplier by Licensee as an inducement for making such introduction or introductions.

3.11Conduct in Ordinary Course. In addition to the conditions discussed herein and any others to be contained in the Definitive Agreements, consummation of the Business Relationship would be subject to having conducted business in the ordinary course during the period between the date hereof and the execution date and there shall have been no material adverse change in the business, financial condition or prospects.

3.12Registration. Supplier will assist Licensee in ensuring that all of its products receive the proper registration and that all of Supplier’s Products’ packaging meets all requirements necessary for Licensee to distribute the products into any stream of commerce, as necessary.

3.12License. Supplier cannot license any intellectual property, which pertains to the Supplier Products, to any third party without first receiving approval from Licensee.

ARTICLE IV

Confidentiality and Nondisclosure

4.1 Confidentiality Obligations. Except as provided herein, the Parties agree that, during the term of this Agreement and for five (5) years after this Agreement’s expiration or termination pursuant to Article VIII, each Party shall hold in strict confidence and shall not publish or otherwise disclose, directly or indirectly, to any Person (other than employees, Affiliates, legal counsel, consultants, auditors and advisors who, except in the case of legal counsel, are bound in writing by confidentiality and non-use obligations no less onerous than those set forth herein) any Confidential Information of the other Party. During such period, a Party (and its Affiliates) shall not use for any purpose, directly or indirectly, Confidential Information of the other Party or its Affiliates furnished or otherwise made known to it, except as permitted hereunder.

4.2 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

4.2.1 Made in response to a valid order of a court of competent jurisdiction or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction; provided, however, that the receiving Party shall first have given notice to the disclosing Party and, insofar as permitted by applicable law, given the disclosing Party a reasonable opportunity to quash such order and to obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or agency or, if disclosed, be used only for the purposes for which the order was issued; and provided further that if a disclosure order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information which is legally required to be disclosed in response to such court or governmental order;

4.2.2 Otherwise required by law, in the opinion of legal counsel to the receiving Party as expressed in an opinion letter in form and substance reasonably satisfactory to the disclosing Party, which shall be provided to the disclosing Party at least two (2) Business Days prior to the receiving Party’s disclosure of the Confidential Information pursuant to this Section 4.2.2;

4.2.3 Made by the receiving Party to the Regulatory Authorities as required in connection with any filing, application or request for Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information; or,

4.2.4 Made by Licensee or Supplier to existing or potential acquirers or merger candidates; existing or potential collaborators; investment bankers; existing or potential investors, venture capital firms or other financial institutions or investors for purposes of obtaining financing; each of whom prior to disclosure must be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Article IV.

4.3 Confidential Information.

4.3.1 Defined. “Confidential Information” of a Party shall mean all information and know-how and any tangible embodiments thereof provided by or on behalf of such Party to the other Party in the course of performing this Agreement, including data; knowledge; practices; processes; ideas; research plans; engineering designs and drawings; research data; manufacturing processes and techniques; scientific, manufacturing, marketing and business plans; and financial and personnel matters relating to the disclosing Party or to its present or future products, sales, suppliers, customers, employees, investors or business. For the avoidance of doubt, Confidential Information shall be deemed to include any and all information provided by one Party to the other Party relating to the Products and the terms of this Agreement.

4.3.2 Exclusions. Notwithstanding the foregoing, information or know-how of a Party shall not be deemed Confidential Information with respect to the receiving Party for purposes of this Agreement if such information or know-how: (a) was already known to the receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, at the time of disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (b) was generally available or known, or was otherwise part of the public domain, at the time of its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party; (c) became generally available or known, or otherwise became part of the public domain, after its disclosure to, or, with respect to know-how, discovery or development by, such receiving Party through no fault of the receiving Party; (d) was disclosed to such receiving Party or its Affiliates, other than under an obligation of confidentiality or non-use, by a Third Party who had no obligation to the Party that controls such information and know-how not to disclose such information or know-how to others; or (e) was independently discovered or developed by such receiving Party or its Affiliates, as evidenced by their written records, without the use of Confidential Information belonging to the Party that controls such information and know-how. Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of a Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of such Party. Further, any combination of Confidential Information shall not be considered in the public domain or in the possession of a Party merely because individual elements of such Confidential Information are in the public domain or in the possession of such Party unless the combination and its principles are in the public domain or in the possession of such Party.

4.4 Equitable Relief. Each Party acknowledges and agrees that a breach of any of the terms of this Article IV would cause irreparable harm and damage to the other Party and that such damage may not be ascertainable in money damages and that as a result thereof the non-breaching Party would be entitled to seek from a court equitable or injunctive relief restraining any breach or future violation of the terms contained herein by the breaching Party without the necessity of proving actual damages. Such right to equitable relief is in addition to whatever remedies either Party may be entitled to as a matter of law or equity, including money damages, which other remedies are subject to Section 9.6.

ARTICLE V

Regulatory Approvals, Initial Order, Minimum Orders, Complaints,

Adverse Event Reporting and Product Recall

5.1 Regulatory Approvals.

5.1.1 Licensee shall have twelve (12) months from the Effective Date of this Agreement to obtain Regulatory Authority to sell the Product within the Territory. Should Licensee fail to obtain such Regulatory Authority within the twelve (12) month period, Supplier, in its sole discretion may eliminate Licensee’s exclusive rights to the Product throughout the Territory. Once Regulatory Authority has been granted, Licensee must submit its initial Purchase Order to Supplier within two (2) months from the date Regulatory Authority has been granted.

5.1.2The Parties agree to bargain in good faith to establish mutually agreeable annual Minimum Orders for Product within the Territory and specifically within each country contemplated, with such agreement to be concluded within 30 days of the execution of this agreement or as extended by mutual agreement. Such minimums must be met by Licensee in order to maintain exclusivity hereunder. To be clear, the failure to maintain the established monthly minimum in any particular country with the Territory will only effect the exclusivity in such country, and Licensee will maintain exclusivity with respect to any and all other countries with the Territory, assuming such monthly minimums are being maintained.

5.1.3 Supplier shall be solely responsible for (a) taking all actions, paying all fees and conducting all communication with the appropriate Regulatory Authority in respect of all Regulatory Approvals, including preparing and filing all reports (including adverse event and complaint reports) with the appropriate Regulatory Authority, (b) taking all actions and conducting all communication with Third Parties in respect of Products sold by Licensee and its sub-distributors, including responding to all Product complaints in respect thereof, including complaints related to tampering or contamination, and (c) investigating all Product complaints and adverse events in respect of Products sold by Licensee. Licensee shall, at Supplier’s expense, cooperate with all of Supplier’s reasonable requests and use its commercially reasonable efforts to assist Supplier in connection with (x) preparing any and all such reports for Regulatory Authorities (including, without limitation, supplying distribution information necessary to prepare annual reports), (y) preparing and disseminating all such communications with Third Parties, and (z) investigating and responding to any Product complaint or adverse event related to a Product sold by Licensee or its sub-distributors.

5.1.4 Each Party promptly shall provide notice to the other Party of any material communications with any Regulatory Authority concerning the Products. To the extent permitted by Applicable Law, copies of all such material communications shall be attached to the notice sent pursuant to this Section 5.1.5.

5.1.5Each Party shall immediately notify the other of any information received regarding any threatened or pending action by any Regulatory Authority that may affect the Products or the continued Manufacture, distribution, sale or use of the Products in the Territory. Upon receipt of any such information, the Parties shall consult in an effort to arrive at a mutually acceptable procedure for taking appropriate action; provided, however, that nothing set forth in this Section 5.1 shall be construed as restricting the right of either Party to make a timely report of such matter to any Regulatory Authority or take other action that it deems appropriate under Applicable Law.

5.2 Complaints. Each Party shall maintain a record of any and all complaints it receives with respect to the Products. Each Party shall notify the other Party in reasonable detail of any complaint received by it within thirty (30) days or such shorter period as may be required by Applicable Law.

5.3 Adverse Event Reporting. Each Party shall provide notice to the other Party within twenty-four (24) hours from the time it becomes aware of an adverse event associated with use of a Product (whether or not the reported effect is (a) described in the prescribing information or the published literature with respect to such Product or (b) determined to be attributable to such Product) of any information in or coming into its possession or control concerning such adverse event.

5.4 Product Recall.

5.4.1 Notification and Recall. In the event that any Regulatory Authority issues or requests a recall or market withdrawal or takes similar action in connection with any Product sold or distributed by Licensee or its sub-distributors, or in the event either Party determines that an event, incident or circumstance has occurred that may result in the need for a recall or market withdrawal of any Product sold or distributed by Licensee or its sub-distributors, the Party notified of or desiring such recall or similar action shall, within twenty-four (24) hours, advise the other Party thereof by telephone or facsimile. Following such notification, within seventy-two (72) hours, Supplier shall decide in its sole discretion whether to conduct a recall or market withdrawal (except in the case of a government-mandated recall) and the manner in which any such recall or market withdrawal shall be conducted. Licensee shall cooperate with Supplier as reasonably requested by Licensee in the implementation of any recall or market withdrawal.

5.4.2 Recall Expenses. Supplier promptly shall reimburse Licensee for all expenses incurred by Licensee in connection with any recall or market withdrawal of any Product, except to the extent that such recall or market withdrawal results from Licensee’s gross negligence or willful misconduct. Such expenses of recall or market withdrawal shall include expenses for notification, destruction or return of the recalled or withdrawn Product, and any refund of amounts paid for the recalled or withdrawn Product, legal and administrative costs incurred in connection with the recall (including any such expenses incurred in meeting with and responding to any issues raised by any Regulatory Authority).

ARTICLE VI

Indemnity

6.1 Indemnification of Licensee. Subject to Section 6.3, Supplier shall indemnify Licensee, its Affiliates and its and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all losses, damages, liabilities, costs and expenses (including reasonable attorneys’ fees and expenses) in connection with any and all suits, investigations, claims or demands (collectively, “Losses”) arising from or occurring as a result of (a) any material breach by Supplier of this Agreement, (b) any gross negligence or willful misconduct of Supplier in performing Supplier’s obligations under this Agreement, (c) any death or personal injury caused by the negligence of Supplier or its Affiliates and resulting from the purchase, use or consumption of any Product, or (d) any claim or allegation that the use of the Product Trademarks by Licensee or its sub-distributors in accordance with the terms hereof infringes or misappropriates the intellectual property rights of any Third Party, except for those Losses for which Licensee has an obligation to indemnify Supplier pursuant to Section 6.2, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses. Any additional indemnities to be provided to Licensee by Supplier in connection with specific Purchase Orders shall be mutually agreed pursuant to Section 3.1 on a case-by-case basis, and shall be subject to the procedure set forth in Section 6.3.

6.2 Indemnification of Supplier. Subject to Section 6.3, Licensee shall indemnify Supplier, its Affiliates and their respective directors, officers, employees and agents, and defend and save each of them harmless, from and against any and all Losses arising from or occurring as a result of (a) any material breach by Licensee of this Agreement or (b) the gross negligence or willful misconduct of Licensee, its Affiliates or its other sub-contractors in performing Licensee’s obligations under this Agreement, except for those Losses for which Supplier has an obligation to indemnify Licensee and its Affiliates pursuant to Section 6.1, as to which Losses each Party shall indemnify the other to the extent of their respective liability for the Losses.

6.3 Indemnification Procedure.

6.3.1 Notice of Claim. The indemnified Party shall give the indemnifying Party prompt written notice (an “Indemnification Claim Notice”) of any Losses or discovery of fact upon which such indemnified Party intends to base a request for indemnification under Section 6.1 or Section 6.2, but in no event shall the indemnifying Party be liable for any Losses that result from any delay in providing such notice. Each Indemnification Claim Notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss is known at such time). The indemnified Party shall furnish promptly to the indemnifying Party copies of all papers and official documents received in respect of any Losses. All indemnification claims in respect of a Party, its Affiliates or their respective directors, officers, employees and agents shall be made solely by such Party to this Agreement (the “Indemnified Party”).

6.3.2 Third Party Claims. The obligations of an indemnifying Party under this Article VI with respect to Losses arising from claims of any Third Party that are subject to indemnification as provided for in Sections 6.1 or 6.2 (a “Third Party Claim”) shall be governed by and be contingent upon the following additional terms and conditions:

(a) Control of Defense. At its option, the indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within thirty (30) days after the indemnifying Party’s receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the indemnifying Party shall not be construed as an acknowledgment that the indemnifying Party is liable to indemnify any Person seeking indemnification in respect of the Third Party Claim, nor shall it constitute a waiver by the indemnifying Party of any defenses it may assert against any such claim for indemnification. Upon assuming the defense of a Third Party Claim, the indemnifying Party may appoint as lead counsel in the defense of the Third Party Claim any legal counsel selected by the indemnifying Party. In the event the indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall immediately deliver to the indemnifying Party all original notices and documents (including court papers) received by any indemnified Party in connection with the Third Party Claim. Should the indemnifying Party assume the defense of a Third Party Claim, the indemnifying Party shall not be liable to the Indemnified Party or any other indemnified Party for any legal expenses subsequently incurred by such indemnified Party in connection with the analysis, defense or settlement of the Third Party Claim. In the event that it is ultimately determined that the indemnifying Party is not obligated to indemnify, defend or hold harmless an indemnified Party from and against the Third Party Claim, the Indemnified Party shall reimburse the indemnifying Party for any and all costs and expenses (including attorneys’ fees and costs of suit) and any Losses incurred by the indemnifying Party in its defense of the Third Party Claim with respect to such indemnified Party.

(b) Right to Participate in Defense. Without limiting Section 6.3.2(a), any indemnified Party shall be entitled to participate in, but not control, the defense of such Third Party Claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the indemnified Party’s own expense unless (i) the employment thereof has been specifically authorized by the indemnifying Party in writing or (ii) the indemnifying Party has failed to assume the defense and employ counsel in accordance with Section 6.3.2(a) (in which case the Indemnified Party shall control the defense).

(c) Settlement. With respect to any Losses relating solely to the payment of money damages in connection with a Third Party Claim and that will not result in the Indemnified Party’s becoming subject to injunctive or other relief or otherwise adversely affect the business of the Indemnified Party in any manner, and as to which the indemnifying Party shall have acknowledged in writing the obligation to indemnify the Indemnified Party hereunder, the indemnifying Party shall have the sole right to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss, on such terms as the indemnifying Party, in its sole discretion, shall deem appropriate. With respect to all other Losses in connection with Third Party Claims, where the indemnifying Party has assumed the defense of the Third Party Claim in accordance with Section 6.3.2(a), the indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Loss provided it obtains the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The indemnifying Party shall not be liable for any settlement or other disposition of a Loss by an Indemnified Party that is reached without the written consent of the indemnifying Party. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, no Indemnified Party shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the indemnifying Party.

(d) Cooperation. Regardless of whether the indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other indemnified Party to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours afforded to indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making indemnified Parties and other employees and agents available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, and the indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith.

(e) Expenses. Except as provided above, the costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a calendar quarter basis by the indemnifying Party, without prejudice to the indemnifying Party’s right to contest the Indemnified Party’s right to indemnification and subject to refund in the event the indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

6.4 DAMAGES.

6.4.1 SUBJECT TO SECTIONS 6.1 AND 6.2, AND EXCEPT IN CIRCUMSTANCES OF GROSS NEGLIGENCE OR INTENTIONAL MISCONDUCT, NONE OF LICENSEE, SUPPLIER OR ANY OF THEIR RESPECTIVE AFFILIATES SHALL BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING FOR LOST PROFITS), WHETHER IN CONTRACT, WARRANTY, NEGLIGENCE, TORT, STRICT LIABILITY OR OTHERWISE, ARISING OUT OF (A) ANY BREACH OF OR FAILURE TO PERFORM ANY OF THE PROVISIONS OF THIS AGREEMENT, OR (B) THE DEVELOPMENT, MANUFACTURE, USE OR SALE OF ANY PRODUCT DEVELOPED, MANUFACTURED OR MARKETED HEREUNDER. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS ATTEMPTING TO EXCLUDE OR LIMIT THE LIABILITY OF EITHER OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES (A) FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF EITHER OF THE PARTIES, THEIR RESPECTIVE AFFILIATES, OR OF THE OFFICERS, EMPLOYEES OR AGENTS OF THE PARTIES OR THEIR RESPECTIVE AFFILIATES, (B) FOR FRAUD OR FRAUDULENT MISREPRESENTATION OR (C) FOR ANY MATTER IN RESPECT OF WHICH IT WOULD BE ILLEGAL FOR EITHER PARTY TO EXCLUDE OR ATTEMPT TO EXCLUDE ITS LIABILITY.

6.4.2 SUBJECT TO THE PRECEDING SENTENCE, BUT NOTWITHSTANDING ANY OTHER PROVISION OF THIS AGREEMENT, IN NO EVENT SHALL THE COMBINED AGGREGATE LIABILITY OF EITHER PARTY UNDER THIS AGREEMENT EXCEED THE COMBINED AGGREGATE AMOUNTS PAID BY LICENSEE TO SUPPLIER, WHETHER AS LUMP SUMS OR PERIODIC PAYMENTS OF ROYALTIES OR SUBLICENSE INCOME, UNDER THIS AGREEMENT (THE “AGGREGATE AMOUNT”); PROVIDED, HOWEVER, THAT IN THE EVENT THAT EITHER PARTY (THE “LIABLE PARTY”) SHALL BECOME LIABLE TO THE OTHER PARTY HEREUNDER OR THEREUNDER FOR AN AMOUNT (THE “TOTAL LIABILITY”) LARGER THAN THE AGGREGATE AMOUNT CALCULATED AS OF THE DATE THAT THE TOTAL LIABILITY BECAME DUE AND PAYABLE, THE LIABLE PARTY SHALL PROMPTLY PAY SUCH OTHER PARTY A LUMP SUM EQUAL TO THE AGGREGATE AMOUNT AS SO CALCULATED AND PROVIDED, FURTHER, THAT IF SUPPLIER IS THE LIABLE PARTY, LICENSEE SHALL THEREAFTER HAVE A RIGHT OF OFFSET WITH RESPECT TO ANY PAYMENT OBLIGATIONS OF LICENSEE TO SUPPLIER HEREUNDER AND THEREUNDER THAT BECOME DUE AND PAYABLE AFTER SUCH DATE, UNTIL SUCH TIME AS THE TOTAL AMOUNTS OFFSET BY Licensee EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY SUPPLIER; AND PROVIDED, FURTHER, THAT IF LICENSEE IS THE LIABLE PARTY, THEN THEREAFTER, AT SUCH TIMES AS Licensee SHALL MAKE PAYMENTS TO SUPPLIER THAT ARE OTHERWISE DUE AND PAYABLE HEREUNDER OR THEREUNDER, LICENSEE SHALL PAY TO SUPPLIER AN EQUAL AMOUNT AS ADDITIONAL DAMAGES, UNTIL SUCH TIME AS THE TOTAL AMOUNTS SO PAID TO SUPPLIER AS ADDITIONAL DAMAGES EQUAL THE DIFFERENCE BETWEEN THE TOTAL LIABILITY AND SUCH LUMP SUM PAYMENT BY LICENSEE.

6.5 Insurance. Supplier shall have and maintain such program of self-insurance covering the Exploitation of the Products as is normal and customary in the industry generally for parties similarly situated.

ARTICLE VII

Representations and Warranties

7.1 Representations and Warranties. Each Party hereby represents, warrants and covenants to the other Party as of the Effective Date as follows:

7.1.1 Such Party (a) has the power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, and (b) has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder. This Agreement has been duly executed and delivered on behalf of such Party and constitutes a legal, valid and binding obligation of such Party and is enforceable against it in accordance with its terms subject to the effects of bankruptcy, insolvency or other laws of general application affecting the enforcement of creditor rights and judicial principles affecting the availability of specific performance and general principles of equity, whether enforceability is considered a proceeding at law or equity.

7.1.2 Such Party is not aware of any pending or threatened litigation (and has not received any communication) that alleges that such Party’s activities related to this Agreement have violated, or that by conducting the activities as contemplated herein such Party would violate, any of the intellectual property rights of any other Person.

7.1.3 All necessary consents, approvals and authorizations of all regulatory and governmental authorities and other Persons required to be obtained by such Party in connection with the execution and delivery of this Agreement and the performance of its obligations hereunder have been obtained.

7.1.4 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable law or regulation or any provision of the articles of incorporation, bylaws, limited partnership agreement or any similar instrument of such Party, as applicable, in any material way, and (b) do not conflict with, violate, or breach or constitute a default or require any consent under, any contractual obligation or court or administrative order by which such Party is bound.

7.2 Additional Representations, Warranties and Covenants of Licensee. Licensee represents, warrants and covenants to Supplier that Licensee is a corporation duly organized and in good standing under the laws of the State of Florida, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

7.3 Additional Representations, Warranties and Covenants of Supplier. Supplier represents, warrants and covenants to Licensee that Supplier is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, and has full power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as it is contemplated to be conducted by this Agreement.

7.4 Disclaimer of Warranties. EXCEPT FOR THOSE WARRANTIES SET FORTH IN THIS ARTICLE VII, AND SUBJECT TO SECTION 6.4.1, EACH PARTY HEREBY DISCLAIMS ANY AND ALL WARRANTIES, CONDITIONS AND TERMS, WHETHER WRITTEN OR ORAL, OR EXPRESS OR IMPLIED, INCLUDING (A) ANY WARRANTY OF QUALITY, PERFORMANCE, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE, (B) ANY WARRANTY WITH RESPECT TO THE VALIDITY OR ENFORCEABILITY OF ANY PATENT OR OTHER INTELLECTUAL PROPERTY, AND (C) ANY WARRANTY THAT THE PERFORMANCE OF ITS RIGHTS OR OBLIGATIONS HEREUNDER WILL NOT INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF ANY PERSON. SUBJECT TO SECTION 6.4.1, NO PARTY MAKES ANY REPRESENTATIONS HEREUNDER OTHER THAN THOSE SET FORTH EXPRESSLY HEREIN.

ARTICLE VIII

Term and Termination

8.1 Term and Expiration. This Agreement shall become effective as of the Effective Date and unless terminated earlier pursuant to Section 8.2, 8.3, 8.4, or 8.6, the term of this Agreement (the “Term”) shall continue in effect for a period of ten (10) years from the from the Effective Date hereof. Thereafter, the term shall be negotiated in good faith between the Parties.

8.2 Termination by Licensee without Cause. Notwithstanding anything contained herein to the contrary, Licensee shall have the right to terminate this Agreement in its entirety at any time in its sole discretion by giving one hundred and eighty (180) days’ written notice to Supplier.

8.3 Termination of this Agreement by Either Party for Material Breach. Material failure by a Party to comply with any of its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring the defaulting Party to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. In the event that Licensee is the notifying Party, Licensee shall have the right, in addition to all other remedies available to it by law, in equity or pursuant to this Agreement, to suspend payment of any amounts that it would otherwise owe to Supplier hereunder until such time as the material breach of Supplier is cured. If a noticed default is not cured within thirty (30) days (the “Cure Period”) after the receipt of such notice (or, if such default cannot be cured within such thirty (30)-day period, if the Party in default does not commence actions to cure such default within the Cure Period and thereafter diligently continue such actions), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement in its entirety; provided, however, that any right to terminate under this Section 8.3 shall be stayed in the event that, during any Cure Period, the Party alleged to have been in default shall have initiated dispute resolution in accordance with Section 9.6 with respect to the alleged default, which stay shall last so long as the initiating Party diligently and in good faith cooperates in the prompt resolution of such dispute resolution proceedings.

In the event that this agreement is terminated, the Licensee shall immediately return to the Licensor all sales materials, drawings, technology descriptions and any other material or information proprietary to the Product obtained from Licensor.

8.4 Accrued Rights; Survival.

8.4.1 Accrued Rights. Termination or expiration of this Agreement for any reason shall be without prejudice to any rights that shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations that are expressly indicated to survive the termination or expiration of this Agreement.

8.4.2 Survival. Sections 3.6, 3.7, and this Section 8.4, and Articles I, IV, V, VI, and IX, shall survive the termination or expiration of this Agreement for any reason.

8.4.3 Product Sell-Off. Licensee shall have a period of ninety (90) days from the effective date of termination or expiration of this Agreement during which it may sell in the Territory in accordance with the terms hereof any stocks of Products in its possession at the effective date of such termination or expiration.

8.5 Termination upon Insolvency. Either Party may terminate this Agreement if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a Party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors.

ARTICLE IX

Miscellaneous

9.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party or be deemed to have defaulted under or breached this Agreement for failure or delay in fulfilling or performing any term of this Agreement, when such failure or delay is caused by or results from causes beyond the reasonable control of the non-performing Party, including fires, floods, embargoes, shortages, epidemics, quarantines, war, acts of war (whether war be declared or not), insurrections, riots, civil commotion, strikes, lockouts or other labor disturbances, acts of God or acts, omissions or delays in acting by any governmental authority. The non-performing Party shall notify the other Party of such force majeure within ten (10) days after such occurrence by giving written notice to the other Party stating the nature of the event, its anticipated duration, and any action being taken to avoid or minimize its effect. The suspension of performance shall be of no greater scope and no longer duration than is necessary and the non-performing Party shall use commercially reasonable efforts to remedy its inability to perform; provided, however, that in the event the suspension of performance continues for one-hundred and eighty (180) days after the date of the occurrence, that Parties shall meet and discuss in good faith how best to proceed.

9.2 Assignment. Without the prior written consent of the other Party, neither Party shall sell, transfer, assign, charge, delegate, pledge or otherwise dispose of, whether voluntarily, involuntarily, by operation of law or otherwise, this Agreement or any of its rights or duties hereunder, nor purport to do any of the same; provided, however, that Licensee may, without such consent, assign this Agreement and its rights hereunder to an Affiliate, to the purchaser of all or substantially all of its assets, or to any Third Party pursuant to or in connection with any agreement and plan of merger, acquisition, reorganization, or other similar corporate transaction; and provided, further, that Supplier may, without such consent, assign the benefit of this Agreement and its rights hereunder to an Affiliate. Any attempted assignment in violation of the preceding sentence shall be void and of no effect. All validly assigned rights of the Parties hereunder shall be binding upon and inure to the benefit of and be enforceable by the permitted assigns of Licensee or Supplier, as the case may be. No assignment validly made pursuant to this Section 9.2 shall relieve the assigning Party of any of its obligations under this Agreement, unless the other Party has given its prior consent thereto.

9.3 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom, and (d) the Parties agree to attempt to substitute for any such illegal, invalid or unenforceable provision a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties. To the fullest extent permitted by applicable law, each Party hereby waives any provision of law that would render any provision hereof prohibited or unenforceable in any respect.

9.4 Governing Law. This Agreement shall be governed by and construed in accordance with English law (without reference to the rules of conflict of laws thereof). Subject to Section 9.6, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of (a) the courts of the State of California and the United States District Court for the Southern District of Nevada for any action, suit or proceeding (other than appeals therefrom) initiated by Supplier and arising out of or relating to this Agreement.

9.5Dispute Resolution.

9.5.1 Negotiation. The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement (or any document or instrument delivered in connection herewith) (each, a “Dispute”). In the event that the Parties are unable to, within ten (10) days, to reach a resolution, such Dispute shall be referred to the chief executive officers of Licensee and Supplier, or their respective successors, who shall attempt in good faith to reach a resolution of the Dispute. If the foregoing procedures fail to achieve a mutually satisfactory resolution within ten (10) days, then either Party may, by written notice to the other Party, elect to have the matter settled by binding arbitration pursuant to Section 9.5.2.

9.5.2 Arbitration. Any arbitration under this Agreement shall take place at a location to be agreed by the Parties; provided, however, that in the event that the Parties are unable to agree on a location for an arbitration under this Agreement within five (5) days of the demand therefor, such arbitration shall be held in San Diego, California. Any arbitration under this Agreement shall be administered by the American Arbitration Association under its Commercial Arbitration Rules then in effect (the “AAA Rules”). The Parties shall appoint an arbitrator by mutual agreement. If the Parties cannot agree on the appointment of an arbitrator within thirty (30) days of the demand for arbitration, an arbitrator shall be appointed in accordance with AAA Rules. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve the Dispute submitted to such arbitration in accordance with this Agreement; provided, however, that the arbitrator shall not have the power to alter, amend or otherwise affect the terms or the provisions of this Agreement. Judgment upon any award rendered pursuant to this Section may be entered by any court having jurisdiction over the Parties’ other assets. The arbitrator shall have no authority to award punitive or any other type of damages not measured by a Party’s compensatory damages. Each Party shall bear its own costs and expenses and attorneys’ fees and an equal share of the arbitrator’s fees and any administrative fees of arbitration, unless the arbitrator shall otherwise allocate such costs, expenses and fees between the Parties. The Parties agree that all arbitration awards shall be final and binding on the Parties and their Affiliates. The Parties hereby waive the right to contest the award in any court or other forum. Except to the extent necessary to confirm an award or as may be required by law, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable English statute of limitations.

9.5.3 Interim Relief. Notwithstanding anything herein to the contrary, nothing in this Section 9.5 shall preclude either Party from seeking interim or provisional relief, including a temporary restraining order, preliminary injunction or other interim equitable relief concerning a Dispute, either prior to or during any arbitration hereunder, if necessary to protect the interests of such Party. This Section 9.5.3 shall be specifically enforceable.

9.6 Equitable Relief. Supplier acknowledges and agrees that the restrictions set forth in Section 2.1 and Article IV of this Agreement are reasonable and necessary to protect the legitimate interests of Licensee and that Licensee would not have entered into this Agreement in the absence of such restrictions, and that any violation or threatened violation of any provision of Section 2.1 or Article IV will result in irreparable injury to Licensee. Supplier also acknowledges and agrees that in the event of a violation or threatened violation of any provision of Section 2.1 or Article IV, Licensee shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving irreparable injury or actual damages and without the necessity of having to post a bond, as well as to an equitable accounting of all earnings, profits and other benefits arising from any such violation. The rights provided in the immediately preceding sentence shall be cumulative and in addition to any other rights or remedies that may be available to Licensee. Nothing in this Section 9.7 is intended, or should be construed, to limit Licensee’s right to preliminary and permanent injunctive relief or any other remedy for a breach of any other provision of this Agreement.

9.7 Further Assurances. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm the rights and remedies of the other Party under this Agreement.

9.8 References. Unless otherwise specified, (a) references in this Agreement to any Article, Section, or Exhibit shall mean references to such Article, Section, or Exhibit of this Agreement, (b) references in any section to any clause are references to such clause of such section, and (c) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently varied, replaced or supplemented from time to time, as so varied, replaced or supplemented and in effect at the relevant time of reference thereto.

9.9 Independent Contractors. It is expressly agreed that Supplier and Licensee shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Supplier nor Licensee shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior consent of the other Party. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

9.10 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. The waiver by either Party of any right hereunder or the failure to exercise, or any delay in exercising a right or remedy provided by this Agreement or by law, or the waiver of a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

9.11 Counterparts. The Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.12 Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense. The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The language of this Agreement shall be deemed to be the language mutually chosen by the Parties, and no rule of strict construction shall be applied against either Party.

9.13First Right of Refusal for Further Applications. While the Initial application the technology developed by Supplier is a vertical axis wind turbine, it is contemplated by the parties that the same technology may be applied to water as well as wind. The parties hereby agree that Licensee has first right of refusal to and market additional applications of the underlying technology under a separate agreement, the terms and conditions of which shall be substantially similar to those contemplated in this agreement.

9.14 Entire Agreement; Modifications. This Agreement sets forth and constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof and all prior agreements, understanding, promises and representations, whether written or oral, with respect thereto are superseded hereby. Each Party confirms that it is not relying on any representations or warranties of the other Party except as specifically set forth herein. No amendment, modification, release or discharge hereof shall be binding upon the Parties unless in writing and duly executed by authorized representatives of both Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MITU RESOURCES INC.:

Date: February 7, 2018/s/ Simeon Leonardo Reyes Francisco

By: Simeon Leonardo Reyes Francisco

HEADWIND TECHNOLOGIES LTD.:

Date: February 7, 2018/s/ Barron McConnachie

By: Barron McConnachie